UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 27, 2011
CENTENE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31826	42-1406317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7700 Forsyth Boulevard
St. Louis, Missouri 63105
(Address of Principal Executive Office and zip code)
Registrant’s telephone number, including area code: (314) 725-4477
Former Name or Former Address, if Changed Since Last Report: Not Applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 27, 2011, Centene Corporation (the “Company”) entered into an indenture (the “Indenture”) with The Bank of New York Mellon Trust Company, N.A., as trustee, under which the Company issued $250,000,000 aggregate principal amount at maturity of its 5.75% Senior Notes due 2017 (the “Notes”) in a public offering made pursuant to a registration statement and a related prospectus supplement filed by the Company with the Securities and Exchange Commission.
The Company used the net proceeds of the offering to redeem $175.0 million aggregate principal amount of its 7 1/4% Senior Notes due 2014, including payment of the call premium thereon of approximately $6.3 million, to repay approximately $50.0 million aggregate principal amount of outstanding borrowings under its revolving credit facility and to pay related fees and expenses. The remainder of the proceeds will be used for general corporate purposes.
The Notes will mature on June 1, 2017. Interest on the Notes is payable on June 1 and December 1 of each year, beginning on December 1, 2011. At any time the Company may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture at a redemption price equal to the greater of: (a) 100% of the principal amount of the Notes to be redeemed, and (b) the sum of the present values of (1) the principal amount of the Notes at maturity and (2) the remaining scheduled payments of interest from the redemption date through June 1, 2017, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date (assuming a 360 day year consisting of twelve 30 day months), at the treasury rate plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
If the Company experiences specific kinds of changes of control, it will be required to offer to purchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.
The Notes are senior unsecured obligations of the Company and will rank equally in right of payment with all its existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to the Company’s existing and future secured indebtedness to the extent of the assets securing such obligations.
The Indenture includes covenants that limit the ability of the Company and its restricted subsidiaries to, among other things: incur additional indebtedness and issue preferred stock; pay dividends or make other distributions; make other restricted payments and investments; sell assets, including capital stock of restricted subsidiaries; create certain liens; incur restrictions on the ability of restricted subsidiaries to pay dividends or make other payments, in the case of our subsidiaries, guarantee indebtedness; engage in transactions with affiliates; create unrestricted subsidiaries; and merge or consolidate with other entities. The covenants are subject to a number of important exceptions and qualifications set forth in the Indenture.

The Indenture provides for customary events of default, including failure to make required payments; failure to comply with certain agreements or covenants; failure to pay, or acceleration of, certain other material indebtedness; certain events of bankruptcy and insolvency; and failure to pay certain judgments. An event of default under the Indenture will allow either the trustee or the holders of at least 25% in principal amount of the then outstanding Notes to accelerate, or in certain cases, will automatically cause the acceleration of, the amounts due under the Notes.
The foregoing description of the Notes and the Indenture is qualified in its entirety by reference to the Indenture (including the form of note attached thereto), a copy of which is included as Exhibit 4.1 hereto and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided above in response to Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 8.01 Other Events.
We are filing this Current Report on Form 8-K to add exhibits to the Company’s Registration Statement on Form S-3 (File No. 333-174164).
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
See Exhibit Index.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION
Date: May 27, 2011	By:	/s/ William N. Scheffel
William N. Scheffel
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

4.1
Indenture, dated May 27, 2011, among the Company and The Bank of New York Mellon Trust Company, N.A., relating to the Company’s 5.75% Senior Notes due 2017 (including Form of Global Note as Exhibit A thereto).

5.1	Legal Opinion of Bryan Cave LLP, counsel to the registrant, regarding the Notes.
23.1	Consent of Bryan Cave LLP (included in Exhibit 5.1 to this Current Report on Form 8-K).

4